Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|X|   Preliminary Proxy Statement                    |_|   Confidential, For Use
                                                           of the Commission
                                                           Only (as permitted by
                                                           Rule 14a-6(e)(2))

|_|   Definitive Proxy Statement

|_|   Definitive Additional Materials

|_|   Soliciting Material Pursuant to Rule 14a-12

                            Milestone Scientific Inc.
                (Name of Registrant as Specified in Its Charter)


          ------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.

                            MILESTONE SCIENTIFIC INC.

      Notice of Annual Meeting of Stockholders to be held on June 27, 2003

                                   ----------

The Annual Meeting of Stockholders of Milestone Scientific Inc. (the "Company") will be at the offices of Morse, Zelnick, Rose & Lander, LLP 405 Park Avenue (14th Floor), New York, NY 10022 on Friday, June 27, 2003, at 9:00 a.m., Eastern Daylight Time, for the purpose of considering and acting upon the following:

            1.    Election of five (5) Directors.

            2. Amendment to the Certificate of Incorporation to increase the authorized Common Stock from 25,000,000 to 50,000,000

            3. Amendment to the Certificate of Incorporation to increase the authorized capitalization by adding a new class of 5,000,000 shares of preferred stock, par value $.0001 per share, issuable in series, each with such rights, preferences and privileges as are determined by the Board of Directors when designating each series.

            4. Any and all matters incident to the foregoing, and such other business as may legally come before the meeting and any adjournments or postponements thereof.

      The Board of Directors has fixed the close of business on May 30, 2003 as the record date for determining the stockholders having the right to notice of and to vote at the meeting.

                                              By order of the Board of Directors


                                              Leonard Osser
                                              Chairman of the Board

Livingston, New Jersey
May 30, 2003

--------------------------------------------------------------------------------
IMPORTANT:  Every stockholder, whether or not he or she expects to attend the annual meeting in person, is urged to execute the proxy and return it promptly in the enclosed business reply envelope.

            Sending in your Proxy will not prevent you from voting your stock at the meeting if you desire to do so, as your Proxy is revocable at your option.

            We would appreciate your giving this matter your prompt attention.

                            MILESTONE SCIENTIFIC INC.

                                   ----------

                                 PROXY STATEMENT
                       For Annual Meeting of Stockholders
                            to be Held June 27, 2003

                                   ----------

      Proxies in the form enclosed with this statement are solicited by Milestone Scientific Inc. ("Milestone" or "the Company") to be used at the Annual Meeting of stockholders to be held at the offices of Morse, Zelnick, Rose & Lander, LLP 405 Park Avenue (14th Floor), New York, NY 10022 on Friday, June 27, 2003, at 9:00 a.m., Eastern Daylight Time, for the purposes set forth in the Notice of Meeting and this Proxy Statement. Milestone's principal executive offices are located at 220 South Orange Avenue, Livingston Corporate Park, Livingston, New Jersey 07039. The approximate date on which this statement and the accompanying proxy will be mailed to stockholders is June 3, 2003.

                          THE VOTING AND VOTE REQUIRED

      On the record date for the meeting, May 30, 2003, there were outstanding 12,633,370 shares of common stock of the Company (the "Common Stock"), each of which will be entitled to one vote.

      Directors are elected by a plurality of the votes cast at the meeting. Each of the Amendments to the Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares for adoption.

      All shares represented by valid proxies will be voted in accordance with the instructions contained therein. In the absence of instructions, proxies will be voted FOR each of the stated matters being voted on at the meeting. A proxy may be revoked by the stockholder giving the proxy at any time before it is voted, either by oral or written notice, and a prior proxy is automatically revoked by a stockholder giving a subsequent proxy or attending and voting at the meeting. Attendance at the meeting, however, in and of itself does not revoke a prior proxy. In the case of the election of directors, shares represented by a proxy marked "WITHHOLD AUTHORITY" to vote for all five nominees will not be counted in determining whether a plurality vote has been received for the election of directors. Shares represented by proxies marked "ABSTAIN" on any other proposal will not be counted in determining whether the requisite vote has been received for such proposal. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies ("broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the outcome of the vote.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table shows certain information with respect to beneficial ownership of the Company's Common Stock on March 29, 2003 by all persons known to be the beneficial owners of more than 5% of its outstanding shares, by each director and by all Directors and Officers of the Company, as a group. No Executive Officer or Director of the Company is involved in any material legal proceedings.

                                                     Shares of
                                                    Common Stock
                                                    Beneficially      Percentage
 Name of Beneficial Owner(1)(2)                        Owned           of Class
--------------------------------                    ------------      ----------
Executive Officers and Directors
Leonard Osser                                       3,515,141(3)        26.46%

Stuart J. Wildhorn                                     21,334(4)            *

Thomas M. Stuckey                                      77,300(5)            *

Paul Gregory                                           12,572(6)            *

Jeffrey Fuller                                         20,000               *

Leslie Bernhard                                             0               *

                                                     Shares of
                                                    Common Stock
                                                    Beneficially      Percentage
 Name of Beneficial Owner(1)(2)                        Owned           of Class
--------------------------------                    ------------      ----------
Leonard M. Schiller                                    33,016(7)            *

All Directors & Officers as a group                 3,659,363           30.53%

5% and Greater Stockholders
K. Tucker Andersen
c/o Cumberland Associates, LLC
1114 Avenue of the Americas
New York, New York 10036                            1,612,599(9)         13.2%

Cumberland Associates, LLC
1114 Avenue of the Americas
New York, New York 10036                            1,171,672(10)        8.87%

Robert Gintel Florida Intangible Tax Trust
6 Greenwich Office Park
Greenwich, CT 06831                                 1,347,000(11)       12.18%

*Less than 1%

(1)   The addresses of the persons named in this table are as follows: Leonard
      A. Osser, 220 South Orange Avenue, Livingston Corporate Park, Livingston, NJ 07039; Thomas M. Stuckey, 220 South Orange Avenue, Livingston Corporate Park, Livingston, NJ 07039; Stuart Wildhorn, 220 South Orange Avenue, Livingston Corporate Park, Livingston, NJ 07039; Paul Gregory, Innovative Programs Associates Inc., 300 Mercer Street, New York, New York 10003; and Leonard M. Schiller, Schiller, Klein & McElroy, P.C., 33 North Dearborn Street, Suite 1030, Chicago, Illinois 60602.

(2) A person is deemed to be a beneficial owner of securities that can be acquired by such person within 60 days from the filing of this proxy statement upon the exercise of options and warrants or conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not held by any other person) and that are exercisable or convertible within 60 days from the filing of this report have been exercise or converted. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned. All percentages are determined based on the number of all shares, including those underlying options exercisable within 60 days from the filing of this proxy statement held by the named individual, divided by 12,633,370 outstanding shares on November 4, 2002 and those shares underlying options exercisable within 60 days from the filing of this proxy statement, held by the named individual.

(3) Includes (i) 614,183 shares issuable upon exercise of stock options within 60 days of the date hereof, which are exercisable at $.80 and (ii) warrants immediately exercisable to purchase 35,714 shares at $1.75 per share.

(4) Includes 16,667 shares subject to stock options, exercisable within 60 days of the date hereof at $2.50 per share and 4,667 shares subject to stock options, exercisable within 60 days of the date hereof at $.75 per share.

(5) Includes 21,000 shares subject to stock options, exercisable within 60 days of the date hereof at $3.00 per share, 25,000 shares subject to stock options, exercisable within 60 days of the date hereof at $16.50 per share, and 16,667 shares subject to stock options, exercisable within 60 days of the date hereof at $2.1875 per share, 4,667 shares subject to stock options exercisable within 60 days of the date hereof at $2.50 per share and 2,333 shares subject to stock options exercisable within 60 days of the date hereof at $.75 per share. Mr. Stuckey disclaims beneficial ownership of (i) 10,000 shares, which are held by his wife as custodian for their children, and (ii) 1,700 shares which are owned by his wife in her IRA.

(6) Includes 150 shares held by Mr. Gregory's wife and 12,422 shares subject to stock options, exercisable within 60 days of the date hereof at $2.1875 per share.

(7) Includes 12,422 shares subject to stock options, exercisable within 60 days of the date hereof at $2.1875 per share.

(8) Includes 728,694 shares subject to stock options and 35,714 shares subject to warrants all of which are exercisable within sixty (60) days of the date hereof.

(9) Based solely upon an amendment to Schedule 13G filed by K. Tucker Andersen with the Securities and Exchange Commission on 1/17/02.

(10) Based solely upon an amendment to Schedule 13G filed by Cumberland Associates, LLC with the Securities and Exchange Commission on 2/14/03.

(11) The 1,347,000 shares attributable to the Trust are owned by the Trust or other entities, which the Trust owns or is otherwise affiliated with, including Gintel & Co., Gintel Asset Management, Inc., and the Gintel Fund. The Trust is the 100% shareholder of Gintel Asset Management, Inc. (the investment advisor to Gintel Fund) and Gintel & Co., LLC, and Robert
      M. Gintel is the beneficiary of the Trust. Excludes 150,000 shares held by Gintel Partners Fund LP of which Robert Gintel, Chief Executive Officer of Gintel Asset Management, Inc. is a controlling partner, 110,000 shares held by Barbara Gintel (Robert Gintel's spouse),

                      Equity Compensation Plan Information
--------------------------------------------------------------------------------

      The following table summarizes the (i) options granted under the Milestone 1997 Stock Option Plan, and (ii) options and warrants granted outside the Milestone 1997 Stock Option Plan, as of December 31, 2002. The shares covered by outstanding options and warrants are subject to adjustment for changes in capitalization stock splits, stock dividends and similar events. No other equity compensation has been issued.

                                                                     Equity Compensation Plan Table
                                                   -----------------------------------------------------------------
                                                         Number of                                   Number of
                                                    securities(1) to be     Weighted-average        securities(1)
                                                    issued upon exercise    exercise price of    remaining available
                                                       of outstanding          outstanding       for future issuance
                                                   options, warrants and    options, warrants        under equity
                                                           rights               and rights        compensation plans
                                                   -----------------------------------------------------------------
Equity Compensation Plans Approved By
Security Holders

Grants under the Milestone Scientific, Inc.
1997 Stock Option Plan .........................           741,844                $4.08                    258,156

Equity Compensation Plans Not Requiring
Approval By Security Holders

Aggregate Individual Option Grants .............           513,500                $3.91             Not applicable

Aggregate Individual Warrant Grants ............         1,004,816                $1.45             Not applicable
                                                         ---------                -----             --------------
             Total .............................         2,260,160                $2.87
                                                         ---------                -----             --------------

      (1)   Reflect shares of Milestone Common Stock.

The aggregate individual option grants outside the Stock Option Plan referred to in the table above include options granted to consultants and providers of certain services to the company. The aggregate individual warrant grants referred to in the table above include warrants granted to investors in the company as part of private placements and credit line arrangement.

                              ELECTION OF DIRECTORS

      Five directors are to be elected at the Annual Meeting, each for a term of one year and until the election and qualification of a successor.

      It is intended that votes pursuant to the enclosed proxy will be cast for the election of the five nominees named below. In the event that any such nominee should become unable or unwilling to serve as a Director, the Proxy will be voted for the election of such person, if any, as shall be designated by the Board of Directors (the "Board"). Management has no reason to believe these nominees will not be available for election.

      The nominees for election and certain information about them are shown in the following table:

Nominees for Election

LEONARD OSSER, 55, has been Chief Executive Officer and a director of the Company since July 1991, and the President and Chief Executive Officer of Spintech, a subsidiary of the Company, since November, 1995. From July 1991 until July 1997, he also served as President and Chief Financial Officer of the Company.

PAUL GREGORY, 65, has been a director of the Company since April 1997. Mr. Gregory has been a business and insurance consultant at Innovative Programs Associates Inc. and Paul Gregory Associates Inc. since January 1995 and January 1986, respectively, where he services, among other entities, foreign and domestic insurance groups, law and accounting firms and international corporations.

LEONARD M. SCHILLER, 62, has been a director of the Company since April 1997. Mr. Schiller has been a partner in the law firm of Schiller, Klein & McElroy, P.C. in Chicago, Illinois since 1977. He has also served as the President of The Dearborn Group, a residential property management and real estate acquisition company.

JEFFREY FULLER, 57 has been a director Milestone since January 16, 2003. Mr. Fuller is president and owner of a municipal water supply systems, Hudson Valley Water Company and Lake Lenepe Water Company, and in addition has been an executive recruiter since 1995.

LESLIE BERNHARD, 59, is the co-founder, president, chief executive officer and director of AdStar, Inc., a reporting company, the leading application service provider for the newspaper classified advertising industry.

      The Board unanimously recommends a vote FOR the election of each of the nominees.

Board of Directors and Committees

      The Board held five meetings, the Audit Committee two meetings and the Compensation Committee one meeting during fiscal year 2002. The Company does not have a nominating committee. All directors attended more than 75% of the aggregate number of meetings of the Board and its committees. Stephen A. Zelnick resigned from the Board of Directors on August 19, 2002, Jeffrey Fuller was appointed to the Board on January 16, 2003 and Leslie Bernhard was appointed to the Board on May 19, 2003.

      The Compensation Committee reviews and recommends to the Board the compensation and benefits of all officers of the Company, reviews general policy matters relating to compensation and benefits of employees of the Company, and administers the issuance of stock options to the Company's officers, employees, directors and consultants. The Compensation Committee is comprised of Leonard M. Schiller, Paul Gregory and Jeffrey Fuller.

      The Audit Committee was established to meet with management and the Company's independent accountants to determine the adequacy of internal controls and other financial reporting matters. The Board has adopted a written charter for the Audit Committee. The Audit Committee reviewed the Company's audited financial statements for the year ended December 31, 2002 and met with the management of the Company to discuss such audited financial statements. The Audit Committee has discussed with the Company's independent accountants, J. H. Cohn LLP, the matters required to be discussed pursuant to Statement on Accounting Standards No. 61. The Audit Committee has received the written disclosures and the letter from J. H. Cohn LLP required by the Independence Standards Board Standard No. 1. The Audit Committee has discussed with J. H. Cohn LLP its independence from management and the Company. J. H. Cohn LLP had full and free access to the Audit Committee. Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-KSB. The Audit Committee is comprised of Leonard M. Schiller, Paul Gregory and Jeffrey Fuller, all of whom are independent (as defined in Section 121(A) of the American Stock Exchange Listing Standards).

                     COMPENSATION OF DIRECTORS AND OFFICERS
                               AND RELATED MATTERS

Executive Compensation.

      The following Summary Compensation Table sets forth all compensation earned, in all capacities, during the fiscal years ended December 31, 2002, 2001, and 2000 by (i) the Company's Chief Executive Officer and (ii) the most highly compensated executive officers, other than the CEO, who were serving as executive officers at the end of the 2002 fiscal year and whose salary as determined by Regulation S-B, Item 402, exceeded $100,000 (the individuals falling within categories (i) and (ii) are collectively referred to as the "Named Executives").

                           Summary Compensation Table


                                                                    Awards
                                         Annual Compensation     Common Stock
                                               Salary         Underlying Options
 Name and Principal Position      Year           ($)                  (#)

Leonard A. Osser
     Chief Executive              2002        351,800(1)            50,000
     Officer and                  2001        350,967(2)            50,000
     Chairman                     2000        265,407(3)            50,000
Stuart J. Wildhorn Senior Vice    2002           155,400             7,000
President                         2001            93,750            50,000
Thomas M. Stuckey
     Chief Financial              2002        136,267(4)             7,000
     Officer and Vice             2001           116,905            10,000
     President                    2000           114,051            25,000

----------
(1) Includes $320,000 in deferred compensation, of which $284,000 earned as Chairman and CEO of Milestone and $36,000 earned as President and CEO of Spintech. It excludes $19,049 paid by Milestone to Marilyn Elson, a certified public account, who was employed by Milestone to render professional tax services. Ms. Elson is the wife of Mr. Osser.

(2) Includes $350,000 in deferred compensation, of which $314,000 earned as Chairman and CEO of Milestone and $36,000 earned as President and CEO of Spintech. The deferred compensation was paid subsequent to year end through the issuance of 625,000 units, each consisting of one share of common stock and one six-year warrant to purchase one share of common stock at prices ranging from $.80-$2.00. It excludes $20,850 paid by Milestone to Marilyn Elson, a certified public account, who was employed by Milestone to render professional tax services. Ms. Elson is the wife of Mr. Osser.

(3) Includes $141,346 in deferred compensation and $21,000 earned as President and Chief Executive Officer of Spintech. The deferred compensation was paid subsequent to year end through the issuance of 176,683 units, each consisting of one share of common stock and one six-year warrant to purchase one share of common stock at prices ranging from $.80-$2.00.

Stock Options

      The following tables show certain information with respect to incentive and non-qualified stock options granted in 2002 to Named Executives under the Company's 1997 Stock Option Plan and the aggregate value at May 1, 2003 of such options. In general, the per share exercise price of all options is equal to the fair market value of a share of Common Stock on the date of grant. No options granted to Named Executives have been exercised.

                              Option Grants in 2002
                          Individual Grants of Options

                      Number of         Percent of
                      Shares of       Total Options
                     Common Stock       Granted to       Exercise
                      Underlying       Employees in       Price       Expiration
       Name            Option #            2002           ($/Sh)         Date
------------------   ------------     -------------      --------     ----------
Leonard A. Osser       50,000(1)           28.9%           $.55        01-01-07
Stuart J. Wildhorn      7,000(2)              4%           $.75        07-27-07
Thomas M. Stuckey       7,000(2)              4%           $.75        07-27-07

----------
(1)   Options vested 01-01-03

(2) One third vested when issued and one third vesting on each of the next two anniversaries.

                     Aggregated 2002 Year End Options Values
                  for Options granted prior to and during 2002

                       Number of Shares of Common
                      Stock Underlying Unexercised       Value of Unexercised
                               Options at                In-The-Money Options
                               12-31-2002                  At 12-31-2002 (1)
      Name             Exercisable/Unexercisable       Exercisable/Unexercisable
------------------     -------------------------       -------------------------
Leonard A. Osser               0 // 200,000                    $0 // $0
Stuart J. Wildhorn         19,000 // 38,000                    $0 // $0
Thomas M. Stuckey          71,667 // 16,333                    $0 // $0

----------
(1) Based on the closing price on May 15, 2003 of $.35 as quoted on the American Stock Exchange.

Employment Contracts

      As of January 1, 1998 the Company entered into an Employment Agreement with Mr. Osser which provides for an initial term expiring on December 31, 2002, with a two-year non-competition period at the end of the term. The term is automatically increased for successive one-year periods unless prior to December 1 of any year either party notifies the other of its election not to extend the term. Under the Agreement, Mr. Osser serves as Chief Executive Officer and is required to work on a full-time basis. Under the Employment Agreement, Mr. Osser receives annual base pay of $350,000, increasing to reflect cost of living adjustments commencing on January 1, 2001. In addition, during each January from 1998 through 2002 the Company has granted to Mr. Osser, pursuant to the Employment Agreement, an option to purchase 50,000 shares of Common Stock exercisable only during the last 30 days of the five-year option term unless the Company achieves certain financial goals to be specified annually by the Compensation Committee. Additionally, as soon as financial statements for each year commencing with 1998 are completed, the Company shall grant the executive an additional option to purchase up to 50,000 shares depending upon the achievement of specified performance goals. Further, Mr. Osser shall receive the opportunity to earn cash bonuses of up to $200,000 per year depending upon the achievement of performance targets to be specified by the Option Committee.

      On July 7, 1998, at his sole discretion, Mr. Osser implemented a voluntary reduction of his annual base salary, reducing his annual base pay from $350,000 to $188,462. The voluntary reduction has been described by Mr. Osser as being both temporary and having no effect upon his rights under his Employment Agreement with the Company. Such reduction remained in effect until August 5, 2000. At that time, Mr.

Osser began to defer his salary at the $350,000 annual base. At December 31, 2000, his deferred compensation was $141,346. In December 2001, Milestone reached an agreement with Mr. Osser to satisfy the $491,346 of unpaid salary. The agreement calls for the issuance of 614,183 units. Each unit consists of one share of Milestone common stock and one warrant to purchase an additional share of such common stock. The warrants will be exercisable at $.80 per share through January 31, 2003, thereafter at $1.00 per share through January 31, 2006, and thereafter at $2.00 per share through January 31, 2007, at which time they will expire. On March 31, 2003, Mr. Osser signed an agreement deferring $640,000 of his annual salary until April 1, 2003.

Compensation of Directors

      In 2003, each non-employee directors was granted a five-year option to purchase 20,000 shares of our Common Stock at an exercise price of $1.50 per share, a price above the fair market value of a share of Common Stock on the date of grant. The option vests over two years. A similar option was granted to Leslie Bernhard upon her appointment to the Board in 2003. Directors receive no cash compensation.

                    AMENDMENT TO CERTIFICATE OF INCORPORATION
                  TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

      On June 4, 2003, the Board of Directors adopted, subject to stockholder approval, an amendment to Milestone's Certificate of Incorporation increasing the authorized shares of Common Stock from 25,000,000 to 50,000,000 shares. The Board of Directors determined that the amendment is in the best interests of Milestone and unanimously recommends approval by the stockholders. Approval of the amendment requires that a majority of the holders of Milestone's outstanding shares vote in favor of the amendment. If the amendment is approved by stockholders, Milestone will file a Certificate of Amendment to its Certificate of Incorporation with the Delaware Secretary of State reflecting the amendment, which will become effective on the date the Certificate of Amendment is accepted for filing by the Secretary of State.

      The Company's Certificate of Incorporation presently authorizes the issuance of up to 25,000,000 shares of Common Stock. As of the close of business on May 30, 2003 there were 12,633,370 shares issued and outstanding and 3,154,458 shares reserved for issuance under the Milestone Stock Option Plan and on exercise of other warrants or rights to purchase. In addition, approximately $4.757 million of debt and accrued interest will mature in July and August 2003. The holders of this debt have agreed that Milestone, at its option, can satisfy that debt at maturity by issuance of Common Stock valued at the market price at such time. Since Milestone cash resources are inadequate to allow it to pay this debt at maturity in cash, unless the debt holders agree to a further extension of the debt, Milestone will be required to pay that debt in Common Stock. However, assuming the market price of the Common Stock at maturity is $.30 per share (the same as the closing price of the Common Stock on May 30, 2003) Milestone would be required to issue approximately 15,857,000 shares in payment of this debt. Since that number of shares, together with Milestone's presently outstanding shares exceeds the number of shares which Milestone is currently authorized to issue, Milestone could not pay its debt in this manner and would thus be forced into default. Accordingly the Board of Directors believes that it is in Milestone's best interests to increase the number of authorized shares of Common Stock to make additional shares available for payment of this debt and to meet other future business needs.

      Milestone's management has no present arrangements, agreements, understandings or plans for the issuance or use of the additional shares of Common Stock proposed to be authorized by the amendment, except for the issuance of an estimated 15,857,000 shares in payment of outstanding debt, as described above. The Board of Directors believes the availability of such shares will benefit Milestone by allowing it to pay approximately $4.757 million of debt and providing flexibility to issue stock for a variety of other corporate purposes as the Board of Directors may deem advisable without further action by stockholders, except as may be required by law, regulation or stock exchange rule. These purposes could include, among other things, the sale of stock to obtain additional capital funds, the purchase of property, the acquisition or merger into Milestone of other companies, the use of additional shares for various equity compensation and other employee benefit plans, the declaration of stock dividends or distributions, and other bona fide corporate purposes. Were any of these situations to arise, the issuance of additional shares of stock could have a dilutive effect on earnings per share, and, for a person who does not purchase additional shares to maintain his or her pro rata interest, on a stockholder's percentage voting power in Milestone. Holders of Common Stock do not have preemptive rights to subscribe to additional securities that may be issued by Milestone, which means that current stockholders do not have a prior right to purchase any new issue of stock in order to maintain their proportionate ownership interest.

      The rules of the American Stock Exchange, on which Milestone's Common Stock is currently traded, requires stockholder approval as a condition of listing before shares may be issued for certain purposes including (i) the issuance of options to officers, directors or key employees except under plans containing certain limitations; (ii) the issuance of shares in acquisition or merger transactions that could result in an increase in the outstanding shares of Common Stock of 20% or more (or lesser percentages if certain related parties have an interest in the acquired company) and (iii) the issuance of 20% or more of the outstanding shares at a price less than market value, except if such shares are issued in a public offering

      If Milestone pays the approximately $4.757 million of outstanding debt now payable in stock through the issuance of Common Stock and if the market price of the Common Stock at the maturity of the debt is $.30 per share, then its currently outstanding 12,633,370 shares will be increased by approximately
15.857 million shares to approximately 28.490 million shares. The largest holder of its debt, Cumberland Associates, LLC and its related parties, would receive approximately 6.47 million shares. These shares, together with the 1.172 million shares of Common Stock now held would represent 26.8% of the then outstanding shares. Bruce Wilcox, Chairman of Cumberland and the portfolio manager for the funds invested in Milestone would have investment control over these shares. The next largest holder of this debt, K. Tucker Andersen, an individual investor, will hold approximately $1.759 million of this debt at maturity and would receive approximately 5.864 million shares of Common Stock. These shares together with the 1,612,599 shares now beneficially owned would represent 26.2% of the then outstanding shares.

      Although an increase in the outstanding shares of Common Stock could, under certain circumstances, have an anti-takeover effect (for example, by diluting the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction directed to the combination of Milestone with another company), the current proposal to amend the Certificate of Incorporation is not in response to any effort to accumulate the

Company's stock or to obtain control of Milestone by means of a merger, tender offer, solicitation in opposition to management or otherwise. As of the date of this Proxy Statement, management is not aware of any actions taken by any person or group to obtain control of Milestone. In addition, the proposal is not part of any plan by management to recommend a series of similar amendments to the Board of Directors and the stockholders.

              The Board of Directors Recommends a Vote FOR Approval
       of the Amendment to the Certificate of Incorporation Increasing the
                  Number of Authorized Shares of Common Stock.

                    AMENDMENT TO CERTIFICATE OF INCORPORATION
                   AUTHORIZING A NEW CLASS OF PREFERRED STOCK

      On May 14, 2003 the Board of Directors adopted, subject to Stockholder approval, an amendment to Milestone's Certificate of Incorporation increasing the authorized capitalization by 5,000,000 shares of Preferred Stock, par value $.0001 per share, issuable in series, each series possessing such rights, preferences and privileges as are determined by the Board of Directors upon the designation of that series. If the outstanding shares of any series are given voting rights, they will vote together with the Common Stock as one class and such voting rights will not be superior to the voting rights of the Common Stock. Nonconvertible shares of any series will not be granted more than one vote per share and each share of a convertible series will not be granted the right to more than one vote for each share of Common Stock into which it is convertible. Stockholder authorization of this class of Preferred Stock would leave within the discretion of the Board the determination of matters such as dividend rights or interest rates, conversion privileges, redemption prices, liquidation preferences and other rights and enable the Board to fix these rights without additional Stockholder approval. Authorization for preferred stock of the type now being sought by Milestone, sometimes referred to as "Variable Preferred Stock" or "Blank Check Preferred Stock" is possessed by many corporations and would provide Milestone with a flexible financial instrument which could be used by it in merger or acquisition transactions, in satisfaction of existing indebtedness, in payment of trade creditors or in future financing transactions. Accordingly, the Board believes, that having authorized "Blank Check" Preferred Stock will provide Milestone with increased flexibility in structuring and a greater possibility of effecting one or more of the foregoing transactions. However, at the present time there are no agreements or any specific plans with respect to the use of this Preferred Stock.

      If any series of the Preferred Stock is convertible into Common Stock then that series would be subject to the same restrictions on issuance without stockholder approval as is set forth above in connection with the amendment authorizing additional shares of Common Stock. Also, the possible increase in outstanding Common Stock following the conversion of any series of convertible Preferred Stock could, under certain circumstances, have the same anti-takeover effect discussed in the amendment increasing the authorized Common Stock.

              The Board of Directors Recommends a Vote FOR Approval of the Amendment to the Certificate of Incorporation authorizing a new class of Preferred Stock

Certain Relationships and Related Transactions

      In December 2001, the Company reached an agreement with Mr. Osser to satisfy $491,346 of his deferred compensation through the issuance of 614,183 units, each unit consisted of one share of Milestone common stock and one warrant to purchase an additional share of each stock. These units were issued to Mr. Osser in January 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than ten percent (10%) stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      To the best of the Company's knowledge, based solely on review of the copies of such forms furnished to the Company, or written representations that no other forms were required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent (10%) shareholders were complied with during 2002.

                                  MISCELLANEOUS

Other Matters

      Management knows of no matter other than the foregoing to be brought before the Annual Meeting of Stockholders, but if such other matters properly come before the meeting, or any adjournment thereof, the persons named in the accompanying form of proxy will vote such proxy on such matters in accordance with their best judgment.

Reports and Financial Statements

      The Company's Annual Report to Stockholders for the year ended December 31, 2002, including Audited Financial Statements, is included with this proxy material. The Financial Statements contained therein are incorporated by reference and are deemed part of this soliciting material.

Solicitation of Proxies

      The entire cost of the solicitation of proxies will be borne by Milestone. Proxies may be solicited by directors, officers and regular employees of Milestone, without extra compensation, by telephone, telegraph, mail or personal interview. Solicitation is not to be made by specifically engaged employees or paid solicitors. Milestone will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for sending proxies and proxy material to the beneficial owners of its Common Stock.

Stockholder Proposals

      Stockholder proposals intended to be presented at the Company's 2004 Annual Meeting must be received by the Company for inclusion in the Company's proxy statement relating to that meeting not later than March 1, 2004. Such proposals should be addressed to Thomas M. Stuckey, Chief Financial officer, Milestone Scientific Inc., 220 South Orange Avenue, Livingston Corporate Park, Livingston, New Jersey 07039.

      EVERY STOCKHOLDER, WHETHER OR NOT HE OR SHE EXPECTS TO ATTEND THE ANNUAL MEETING IN PERSON, IS URGED TO EXECUTE THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE.

                                              By order of the Board of Directors


                                              Leonard Osser
                                              Chairman of the Board

Livingston, New Jersey
May 30, 2003

                            MILESTONE SCIENTIFIC INC.

    This proxy is solicited by the Board of Directors for the Annual Meeting on Friday, June 27, 2003

      The undersigned hereby appoints Leonard Osser and Thomas M. Stuckey, and each of them, with full power of substitution, the attorneys and proxies of the undersigned to attend the Annual Meeting of Stockholders of Milestone Scientific Inc. (the "Company") to be held on Friday, June 27, 2003 at the offices of Morse, Zelnick, Rose & Lander, LLP 405 Park Avenue (14th Floor), New York, NY 10022 on Friday, June 27, 2003, at 9:00 a.m., Eastern Daylight Time, a.m., and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as indicated on the proposals as more fully set forth in the Proxy Statement, and in their discretion upon such other matters as may come before the meeting.

1. ELECTION OF DIRECTORS---Leonard Osser, Leslie Bernhard, Jeffrey Fuller, Paul Gregory and Leonard M. Schiller.

      For all nominees                                                  |_|
      Withhold authority to vote for all nominees                       |_|
      For all nominees, Except nominee(s) written below.

2. Approval of Amendment to the Certificate of Incorporation to increase the authorized Common Stock from 25,000,000 to 50,000,000.

                FOR |_|              AGAINST |_|             ABSTAIN |_|

3. Approval of Amendment to the Certificate of Incorporation adding a new class of Preferred Stock

                FOR |_|              AGAINST |_|             ABSTAIN |_|

                                  (Continued, and to be signed, on Reverse Side)

      The shares represented by this Proxy will be voted as directed or if no direction is indicated, will be voted FOR all nominees for director and FOR the proposal.

      The undersigned hereby acknowledges receipt of the Notice of, and Proxy Statement for, the aforesaid Annual Meeting.

                                           Dated:_________________________, 2003


                                           -------------------------------------
                                                  Signature of Stockholder


                                           -------------------------------------
                                                  Signature of Stockholder

                                           DATE AND SIGN EXACTLY AS NAME APPEARS
                                           HEREON EACH JOINT TENANT MUST SIGN
                                           WHEN SIGNING AS ATTORNEY, EXECUTOR,
                                           TRUSTEEE, ETC., GIVE FULL TITLE. IF
                                           SIGNER IS CORPORATION SIGN IN FULL
                                           CORPORATE NAME BY AUTHORIZED OFFICER